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Exhibit (iv)

                                 LOAN AGREEMENT

         THIS AGREEMENT is effective this 3rd day of December, 2002, by and between LAWRENCE C. ANSPACH ("LENDER") and GREGG R. GIUFRRIA ("DEBTOR").

                                    RECITALS:

         WHEREAS, Debtor wishes to borrow $100,000 from Lender; and

         WHEREAS, Lender wishes to lend Debtor $100,000 subject to the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth below, the parties agree as follows:

         1. LENDER'S OBLIGATIONS. In anticipation of the execution of this Agreement, on November 5, 2002 and November 25, 2002, Lender has loaned
Debtor $15,000 and $5,000 respectively. Upon execution of this Agreement, Lender agrees to loan Debtor another $80,000 (collectively referred to as the "LOAN") subject to the terms and conditions hereinafter provided.

         2. TERMS OF THE LOAN. Interest on the loan shall accrue at the rate of eight percent (8%) per annum and payable as of the first day of each calendar month. The principal (as well as any remaining interest) shall be payable in a lump sum on April 10, 2003. Debtor shall evidence the indebtedness by executing a promissory note ("NOTE") payable to the order of Lender in substantially the form of that set forth in Exhibit "A."

         In the event the Debtor fails to make an interest payment by the tenth
(10th) day after the last day of the calendar month, Lender shall send or deliver a written notice to Debtor and if payment is not received by Lender within five (5) days from the date of receipt of such notice, the remaining amount due under the Note shall be accelerated and payable immediately in a lump sum.


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         3. DEBTOR'S OBLIGATIONS. Upon execution of the Agreement, Debtor shall direct Voyager Entertainment International, Inc. ("VEII") to transfer 200,000 shares of VEII currently held in the name of the Debtor to Lender. If the closing price of the stock of VEII is $4.00/per share or more on April 10, 2003, Lender shall immediately return to Debtor 50,000 shares of VEII.

         4. SECURITY INTEREST. To secure payment of the Note:

         (a) Debtor shall grant Lender a second mortgage encumbering the property commonly known as 8761 Rainbow Ridge Drive, Las Vegas, Nevada 89117 and in the substance and form to the satisfaction of Lender but subject to existing mechanics liens in an aggregate amount not to exceed $13,500; and

         (b) Debtor shall pledge 300,000 shares of VEII to Lender. If the Loan is not repaid on or before April 10, 2003, these pledged shares shall be released and transferred to Lender. Debtor and Lender shall execute a pledge and security agreement in substantially the form of that set forth in Exhibit "B." The release and transfer of the pledged shares do not constitute payment of the Note or any portion thereof.

         5. ACCELERATION EVENTS. Upon the occurrence of any of the following events, the amount due under the Note shall be accelerated and payable immediately in a lump sum.

         (a) Upon the sale and closing of Debtor's personal residence located at 8761 Rainbow Ridge Drive, Las Vegas;

         (b) The filing of any petition in bankruptcy by or against Debtor;

         (c) The appointment of a receiver for any property of Debtor; or

         (d) Debtor makes an assignment for the benefit of creditors or resorts to any insolvency law;

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         (e) After the expiration of the cure period as provided in Section 2 above, Debtor fails to make an interest payment under the terms of the Note.

         6. CONDITIONS PRECEDENT TO CLOSING. Debtor shall provide evidence to the satisfaction of Lender that a second mortgage does not already exist on his personal residence and shall take whatever steps are necessary with the County of Clark, State of Nevada, to remove and release one of the prior indebtedness on such property(either the Indymac mortgage or the Allstate mortgage). To the extent required by law, Debtor shall obtain the signature of his spouse regarding the grant of the second mortgage referred to in paragraph 4 above. Debtor shall be responsible for all costs associate with filing the second mortgage.

         7. DEBTOR'S RESPONSIBILITIES. Debtor represents that he has the power and ability to enter into this Agreement and to complete the transaction contemplated hereby including causing the transfer of VEII stock as provided in Sections 3 and 4(b) above.

         8. THE CLOSING. The closing shall take place on December 2, 2002 at a location mutually agreed to by the parties or at a date as otherwise determined by the parties. At the closing:

         (a) Debtor shall deliver the Note payable to the order of the Lender;

         (b) Debtor shall deliver the mortgage on his personal residence;

         (c) Debtor and Lender shall execute the Pledge and Security Agreement;

         (d) Lender shall cause a wire transfer or deliver a check payable to the order of Debtor in the amount of $80,000; and

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         (e) The Debtor and Lender shall deliver all other items or documents which may be appropriate in connection with the consummation of the loan.

         9. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         10. SPECIFIC PERFORMANCE. The rights and obligations hereunder shall be enforceable in a court of equity by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedy and all other remedies otherwise available shall, however, be cumulative and not exclusive.

         11. NOTICE. Any notice which any party hereunder shall be required or may desire to send to the other shall be personally delivered to the house of the respective party or deemed to have been delivered if mailed by registered or certified mail (return receipt requested) and addressed as follows:

         To Lender:                         Lawrence C. Anspach
                                            1509 Golden Oak Drive
                                            Las Vegas, NV  89117

         To Debtor:                         Gregg R. Giuffria
                                            8761 Rainbow Ridge Drive
                                            Las Vegas, NV  89117

         12. APPLICABLE LAW. This Agreement shall be interpreted under the laws of the State of Nevada and its validity and enforceability shall be determined by the laws of the State of Nevada.

         13. INVALID PROVISION. In the event that any paragraph of this Agreement shall be held by a court of competent jurisdiction to be null and void, the remainder of this Agreement shall remain in full force and effect.


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         14. DESCRIPTIVE HEADINGS. All paragraph headings, titles and subtitles contained herein are inserted for convenience and reference only, and are to be ignored in any construction of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 3rd day of December, 2002.

LENDER:                                     DEBTOR:


         /S/                                           /S/
------------------------                   --------------------------
Lawrence C. Anspach                        Gregg R. Giuffria


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